Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated as of January 28, 2026, (including any schedules hereto the “Agreement”), between Open Text Corporation, a corporation incorporated under the laws of Canada (the “Corporation”), and Ayman Antoun (the “Executive”).
WHEREAS the Corporation and the Executive mutually desire that the Executive serve the Corporation as Chief Executive Officer, commencing April 20, 2026 (the “Commencement Date”), on the terms and conditions set forth herein and the Executive shall contemporaneously execute the Restrictive Covenants Agreement (as defined below) set forth in Schedule C.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Position and Duties
(a)The Corporation hereby agrees to employ the Executive as Chief Executive Officer, and the Executive hereby accepts such position and agrees to serve the Corporation in such capacity during the Term, as defined in Section 3 hereof. The Executive shall be based in Toronto, Ontario, Canada and have such duties and responsibilities as are consistent with the Executive’s position as set forth herein and as may be assigned by the Board of Directors of the Corporation (the “Board” or “Reporting Manager”) from time to time in accordance with the terms hereof. The Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all policies and rules of the Corporation applicable to executive officers.
(b)During the Term, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall diligently endeavor to promote the business and best interests of the Corporation. Notwithstanding the foregoing, to the extent that it does not interfere with the performance of Executive’s duties hereunder or conflict with the Corporation’s interests, Executive may (i) with the prior consent of the Board, serve on the board of directors or equivalent body of up to one other company that is not a competitor of the Corporation; (ii) serve on the boards of directors or equivalent bodies of trade associations and/or charitable organizations; (iii) engage in charitable activities and community affairs; and (iv) manage his personal, financial, and legal affairs. It is understood and agreed that the Executive can continue to serve on the Board of TD Bank.
(c)As Chief Executive Officer, the Executive shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any subsidiaries and Affiliates of the Corporation as may be determined from time to time by the Board consistent with the office of the Executive.
2.Compensation
(a)Base Salary
As compensation for the Executive’s full-time active performance of his obligations hereunder, during the Term, the Corporation shall pay the Executive a base salary at the rate of CAD$1,200,000 per annum (the “Base Salary”), less applicable deductions and withholdings, and payable in accordance with the Corporation’s usual payroll practices. The Corporation currently pays regular wages to its employees on a semi-monthly basis.
(b)Variable Compensation
In addition to the Base Salary, with respect to each fiscal year of the Corporation in which the Executive is employed during the Term, the Executive shall be eligible to earn an annual bonus (the “Variable Compensation”), with a target amount of 135% of base salary (the “Target Bonus”). For the period commencing on the Commencement Date, this is equal to CAD$1,620,000. Variable Compensation is based on the achievement of annual individual and Corporation performance objectives established and as determined by the Board in its discretion, acting reasonably, subject to the terms of this Section. Payment of a Variable Compensation in one year does not guarantee payment in any subsequent year. Except as may be required to satisfy the minimum requirements of applicable employment standards legislation or as expressly set forth in this Agreement, no Variable Compensation will be paid or is payable to the Executive following the Date of Separation from Service (as defined below), and the Executive hereby waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements.
If achieved, the Variable Compensation shall be paid no later than the 15th day of the third month following the close of the fiscal year to which the Variable Compensation relates, except to the extent that the Executive has previously elected to defer the receipt of such Variable Compensation pursuant to any arrangement.
For the period commencing the Commencement Date and ending June 30, 2026, the Executive’s Target Bonus in respect to fiscal 2026 will be prorated having regard to the Effective Date, as defined in Section 3 hereof.
(c)Long Term Compensation
During the Term, the Executive will participate in all Long-Term Incentive Programs (“LTIP”) offered to executives in Canada as and when approved by the Compensation Committee of the Board (the “Compensation Committee”). The value of LTIP is generally determined at the beginning of the LTIP term and generally consists of 70 percent performance stock units (“PSUs”) and 30 percent restricted stock units (“RSUs”).

The target value to be used for the three (3) year term of each LTIP and the mix of PSUs, and RSUs for each LTIP shall be determined by the Compensation Committee and approved by the Board.
The target value for the Executive in respect of the LTIP 2029 Plan (for the performance period commencing July 1, 2026, and ending September 15, 2029) has been approved by the Compensation Committee and shall be USD $7,000,000. PSUs shall vest on September 15, 2029, per the plan terms. RSUs will vest in three equal tranches on the anniversary of the grant date.
(d)Equity Plans
The Corporation shall permit the Executive to participate in any share option plan or share purchase plan offered by the Corporation from time to time to its similarly situated executive officers in the manner and to the extent authorized by the Compensation Committee (“Equity Plans”).
By no later than 45 calendar days from the Commencement Date, the Executive shall receive a grant of options with a target value of USD $2,000,000 to acquire common shares of the Corporation, subject to the terms of this Section. The options shall be subject to a four-year vesting period, with 25% of the options vesting on each of the first, second, third, and fourth anniversary of the grant date. All future stock option grants are subject to approval by the Board and are subject to the terms and conditions of the applicable grant agreements and the applicable Equity Plan, as may be reasonably amended.
In addition, by no later than 45 calendar days from the Commencement Date, the Executive shall receive a grant of RSUs with a target value of USD $2,000,000, subject to the terms of this Section. The RSUs shall be subject to a three-year cliff vesting period, with 100% of the RSUs vesting on the third anniversary of the grant date. All future RSU grants are subject to approval by the Board and are subject to the terms and conditions of the applicable grant agreements and the applicable Equity Plan, as may be reasonably amended.
(e)Stock Ownership
The Executive agrees to comply with the Equity Ownership Guidelines as set out in accordance with Schedule “A.”
(f)Reimbursement of Expenses
During the Term, the Corporation shall reimburse the Executive for all business expenses incurred by the Executive in performing his duties and responsibilities under this Agreement (“Business Expenses”), in accordance and to the extent consistent with the Corporation’s policies or practices for reimbursement of business expenses incurred by other Corporation executive officers.

(g)Other Benefits
Upon the Commencement Date and during the Term, for so long as the Executive meets the eligibility requirements of the applicable plan, practice, policy or program, and except as specifically provided herein: (i) the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Corporation which are made available generally to similarly situated Canadian-resident executive officers of the Corporation; (ii) the Executive and/or the Executive’s family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all perquisite and welfare benefit plans, practices, policies and programs (including the Corporation’s health insurance and disability plans) provided by the Corporation which are made available to similarly situated Canadian-resident executive officers of the Corporation (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay), including those benefits set forth in Schedule “B”, as may be reasonably amended from time to time; and (iii) the Executive shall be entitled to 20 days’ vacation per fiscal year of the Corporation at a time approved in advance by the Reporting Manager, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of the Executive’s responsibilities, subject to the Corporation’s policy respecting same in effect from time to time.
(h)Annual Compensation Review
Other than as herein provided, there shall be no cost-of-living increase or merit increase in the Base Salary or increases in any bonuses payable to the Executive unless approved by the Board or the Compensation Committee. The Board and Compensation Committee shall review annually the Base Salary and all other compensation to be received by the Executive under this Agreement.
3.Term
The Executive shall serve, pursuant to this Agreement, as Chief Executive Officer commencing on April 20, 2026 (the “Effective Date”) on an indefinite term basis until the Executive’s Separation from Service (defined below) (such period, the “Term”). The Executive’s “Date of Separation from Service” is as defined in Section 5(b) hereof.
4.Separation from Service
(a)Death
The Executive’s Separation from Service shall occur automatically upon the Executive’s death.

(b)Disability
“Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from substantially fulfilling the essential duties of the Executive’s role, even with reasonable accommodation, for a continuous period of 120 days, or a period of 180 days in the aggregate (whether consecutive or not) in any 365-day period. If the Executive suffers from a Disability, the Corporation shall be entitled to terminate the Executive’s employment due to frustration of contract and the Executive’s employment shall cease on the date specified in the Notice of Separation from Service (defined below) from the Corporation to the Executive. Nothing in this Agreement limits the Executive’s ability to seek long-term disability benefits under any long-term disability plan applicable to the Executive.
(c)Cause
The Corporation may terminate the Executive’s employment for Cause in accordance with Section 6(b) below. For purposes of this Agreement, the term “Cause” shall mean: (i) the Executive’s failure to in good faith perform the essential duties of the Executive’s role (other than as a result of a Disability); (ii) the Executive’s willful misconduct or gross negligence of a material nature in connection with the performance of the Executive’s duties as an employee, which is or could reasonably be expected to be injurious to the Corporation, or any of its affiliates (whether financially, reputationally or otherwise); (iii) a breach by the Executive of any of the Executive’s fiduciary duties or duty of loyalty to the Corporation or its affiliates; (iv) except in connection with the Executive’s good faith performance of duties, the Executive’s intentional and unauthorized removal, use or disclosure of the Corporation’s or any affiliate’s Confidential Information or other document (in any medium or form) relating to the Corporation or an affiliate, or the customers of the Corporation or an affiliate thereof and which may be injurious to the Corporation, its customers or their respective affiliates; (v) the willful performance by the Executive of any act or acts of dishonesty in connection with or relating to the Executive’s role or the Corporation’s or its affiliates’ business, or the willful misappropriation (or willful attempted misappropriation) of any of the Corporation’s or any of its affiliates’ funds or property; (vi) the indictment of the Executive or a plea of guilty or nolo contendere by the Executive to any indictable offence or felony or other serious crime, which causes or could reasonably be expected to cause reputational or other harm to the Corporation or any of its affiliates; (vii) a material breach of any of the Executive’s material obligations under any agreement entered into between the Executive and the Corporation or any of its affiliates, including without limitation, this Agreement; or (viii) a material breach of the Corporation’s policies or procedures, which breach causes or could reasonably be expected to cause reputational or other harm to the Corporation or any of its affiliates; provided that, with respect to the events in clauses (i), (ii), (iv) or (vii) herein, the Corporation shall have delivered written notice to the Executive of its intention to terminate the Executive’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Corporation’s right to terminate the Executive’s employment for Cause, and the Executive fails to cure such circumstances as determined by the Board in good faith, to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith, within thirty (30) days following the Corporation’s delivery of such notice.

(d)Corporation Termination Without Cause
The Corporation may terminate the employment of the Executive for any reason permitted by law without Cause notwithstanding any other provision of this Agreement, in which case, the terms of Section 6(a) hereof shall apply.
(e)Executive Voluntary Termination (Other Than for Good Reason)
The Executive may at any time resign from and voluntarily terminate his employment with the Corporation, other than for Good Reason, provided that the Executive provides the Corporation with written notice of his intent to terminate his employment ninety (90) days in advance of the Date of Separation from Service (as defined below). The terms of Section 6(b) hereof apply upon resignation by the Executive other than for Good Reason.
(f)Good Reason
The Executive may terminate his employment and separate from service with the Corporation for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, except where the Executive shall have consented or acquiesced thereto, (i) a material diminution in the Executive’s duties and responsibilities other than a change in such Executive’s duties and responsibilities that arises solely out of (a) the Corporation becoming part of a larger organization following a Change in Control or any change in the reporting hierarchy incident thereto or (b) a reorganization of the Corporation resulting in a similar change to similarly situated executive officers’ duties and responsibilities; (ii) a material reduction in the Executive’s Base Salary or Target Bonus, unless a proportional reduction in base salary or target bonus, as applicable, is also applicable to similarly situated executive officers; (iii) a relocation of the Executive’s primary work location more than fifty (50) kilometres from the Executive’s work location on the Effective Date; (iv) a reduction in the Executive’s title or position with the Corporation other than a change in such Executive’s title or position that arises solely out of (x) the Corporation becoming part of a larger organization following a Change in Control or any change in the reporting hierarchy incident thereto or (y) a reorganization of the Corporation resulting in a similar change to similarly situated executive officers’ title or position; or (v) any change or circumstance that amounts to a constructive dismissal; provided, that in each case, within thirty (30) days following the occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Corporation of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, and the Corporation fails to cure such circumstances within thirty (30) days following the Corporation’s receipt of such notice, and the Executive’s Separation from Service with the Corporation shall occur on the date that is sixty (60) days following the expiry of the thirty (30) day cure period.
5.Procedure for Separation from Service
(a)Notice of Separation from Service. Any separation of the Executive from service with the Corporation (other than a separation from service on account of the death of Executive)

shall be communicated by written notice (“Notice of Separation from Service”) to the other party hereto in accordance with Section 13(a) hereof.
(b)Date of Separation from Service. In this Agreement, “Separation from Service” occurs when the Executive ceases to be an employee of the Corporation for any reason, whether lawful or otherwise (including, without limitation, by reason of resignation, termination for Cause, termination without Cause, Good Reason, death or Disability), without regard to any period for which pay in lieu of notice is payable, or to any pay in lieu of notice (whether by lump sum or salary continuance), benefits continuation, or other termination or severance payments or benefits which the Executive may then receive or be entitled to receive, whether pursuant to contract, the common law or otherwise. The “Date of Separation from Service” shall occur on the first to occur of: (i) if the Separation from Service occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Separation from Service occurs due to a termination by the Corporation due to Disability, the date specified as the effective date of termination of the Executive’s employment in the Notice of Separation from Service from the Corporation to the Executive; (iii) if the Separation from Service occurs due to the Executive’s resignation from employment without Good Reason, the date specified in the notice from the Executive given pursuant to Section 4(d) hereof, which shall not be less than ninety (90) days after the Notice of Separation from Service; or (iv) if the Separation from Service occurs due to Good Reason or the Executive’s termination from employment by the Corporation for any other reason, the date on which the Executive’s employment with the Corporation actually ceases without regard to any period for which pay in lieu of notice is payable, or to any pay in lieu of notice (whether by lump sum or salary continuance), benefits continuation, or other termination or severance payments or benefits which the Executive may then receive or be entitled to receive, whether pursuant to contract, the common law or otherwise.
6.Separation Payments
(a)Without Cause or for Good Reason
In the event of the Executive’s Separation from Service due to termination by the Corporation without Cause (including a Separation from Service as a result of Disability, but not death) or by the Executive for Good Reason, subject to the Executive’s compliance with Section 6(h) below and provided that the Executive complies with the Executive’s ongoing obligations that he maintains in favour of the Corporation (including without limitation, his fiduciary duties, and the covenants in Section 19 below and the Restrictive Covenants Agreement), the Corporation shall pay to the Executive the amounts described below in this Section:
(i)Accrued Payments. Within thirty (30) days following the Date of Separation from Service or on such earlier date if required in accordance with applicable law, the Corporation shall pay: 1) any remaining unpaid Base Salary earned by the Executive through the Date of Separation from Service; 2) any Variable Compensation already earned by the Executive for the fiscal year prior to the year in which the Date of Separation from Service has occurred but not yet paid prior to the Date of Separation from Service (except that, to the extent that the Executive has previously elected to defer the receipt of such Variable

Compensation pursuant to any arrangement, the timing of the payment of such Variable Compensation shall be in accordance with the terms of such arrangement); 3) the Executive’s accrued but unpaid vacation pay through the Date of Separation from Service, or, if and as required by the Ontario Employment Standards Act, 2000, as amended or replaced (the “ESA”), through to the end of the applicable statutory notice period to which the Executive is entitled; and 4) any Business Expenses not reimbursed as of the Date of Separation from Service (the amounts described in 1) through 4), together, the “Accrued Payments”);
(ii)Separation Payments. In respect of each month during the 24-month period measured from the day of the Executive’s Date of Separation from Service (the “Severance Period”), the Corporation shall pay to the Executive (x) an amount equal to one-twelfth of the Base Salary as in effect for the year in which the Date of Separation from Service occurs, payable in equal monthly installments less applicable deductions and withholdings in accordance with the Corporation’s standard payroll practices (but reduced, to the extent permitted by the ESA, by any amounts received by and/or payable to Executive in connection with disability benefits paid or payable as a result of Disability, if applicable) (the “Salary Continuation Payments”); and (y) an amount equal to one-twelfth of the Bonus as in effect for the year in which the Date of Separation from Service occurs shall be paid once a month (together with the Salary Continuation Payments, the “Separation Payments”). Bonus will be calculated at Target or the most recent three year average of the Executive’s Bonus, whichever is greater.
(iii)Pro Rata Bonus. At the time that Variable Compensation for the Corporation’s fiscal year in which the Date of Separation from Service occurred would otherwise be paid (but in no event later than the 15th day of the third month following the close of such fiscal year), the Corporation shall pay the Executive an amount equal to the product of (i) the Bonus for such fiscal year that the Executive would have received had the Executive remained employed with the Corporation and (ii) a fraction, the numerator of which is the number of full weeks the Executive was employed with the Corporation up to the Date of the Separation from Service in such fiscal year and the denominator of which is fifty-two (the “Pro Rata Bonus”); provided that, to the extent that the Executive has previously elected to defer the receipt of such bonus pursuant to any arrangement, the timing of the payment of the Pro Rata Bonus shall be in accordance with the terms of such arrangement. Pro Rata Bonus will be calculated at Target or the most recent three-year average of the Executive’s Bonus, whichever is greater.
(iv)Continued Benefits and Perquisites. For the Severance Period the Corporation shall permit the Executive to continue all benefits and perquisites, including participation in the retirement savings plan, Schedule B benefits, in place as of the Date of Separation (including all required contributions or premiums made by such executive officers) as if the Executive’s employment had not been terminated (the “Group Benefits”). In the case of group medical benefits provided, however, subject to Section 6(a)(v) below, that if the Executive obtains comparable medical or other welfare benefits under another employer-provided plan, the corresponding group medical benefits described herein shall be terminated. The Executive shall promptly notify the Corporation of any changes in his medical benefits coverage;
(v)ESA Entitlements. In addition, to the extent that the compensation and benefits set for above in Section 6(a)(i) through (iv) above do not fully satisfy all of the Executive’s minimum entitlements under the ESA, the Corporation shall provide to the Executive any additional compensation and benefits that are then required to be provided to the Executive to satisfy the Executive’s minimum entitlements under the ESA. For absolute clarity, in no case will the Executive receive less than the minimum compensation and benefits that are then required to be provided to the Executive by the Corporation upon such termination pursuant to the ESA;
and
(vi)For additional clarity, nothing in this Section limits the Executive’s rights of indemnification and insurance provided in Section 9 hereof or any vested benefits under any tax-qualified pension plans of the Corporation.
In the event that the Executive does not comply with Section 6(g) below or the Executive’s covenants and obligations that he maintains in favour of the Corporation (including without limitation, his fiduciary duties, and the covenants in Section 19 below and the Restrictive Covenants Agreement), the Executive shall not receive the amounts set out in this Section 6(a), but instead, the Corporation’s obligations to the Executive and the Executive’s entitlements upon termination without Cause or due to Good Reason shall be limited to the minimum compensation and benefits required to be provided to the Executive to satisfy the Executive’s minimum entitlements under the ESA.
Except as expressly provided in this Section 6(a), and except for the Executive’s rights of indemnification and insurance provided in Section 9 hereof and any vested entitlements under any tax qualified pension or equity incentive compensation plans of the Corporation (subject to the terms of the applicable programs), the Corporation shall have no additional obligations under this Agreement upon termination of the Executive’s employment without Cause or for Good Reason.
(b)With Cause or Voluntarily Resignation
In the event that the Executive’s employment with the Corporation ceases due to termination by the Corporation for Cause or due to resignation by the Executive other than for Good Reason, then the Corporation shall pay and provide to the Executive (i) any Accrued Payments which shall be paid within thirty (30) days following the Date of Separation from Service, and (ii) if and as applicable, the minimum compensation and benefits that are then required to be paid and provided to Executive by the Corporation pursuant to the requirements of the ESA upon such termination.
In the event of the Executive’s resignation from the Executive’s employment with the Corporation other than for Good Reason, the Board shall have the right to waive the requirement that the Executive continue to work and cease the Executive’s access to the Corporation’s premises and systems, but will, in any case, continue the Executive’s compensation and benefits for the balance of the 90-day resignation notice period. Such waiver does not constitute a termination of the Executive’s employment by the Corporation.
Except as expressly provided in this Section 6(b), and except for the Executive’s rights of indemnification and insurance provided in Section 9 hereof and any vested entitlements under any tax qualified pension or equity incentive compensation plans of the Corporation (subject to the terms of the applicable programs), the Corporation shall have no additional obligations under this Agreement upon termination with Cause or the Executive’s resignation from employment without Good Reason.
(c)Death
In the event of the Executive’s Separation from Service with the Corporation as a result of the Executive’s death, the Corporation shall pay the Executive’s estate, within thirty (30) days following the Date of Separation from Service, the Accrued Payments and any other minimum entitlements that are required to be provided to Executive by the Corporation pursuant to the ESA. Except as provided in this Section 6(c), and except for the Executive’s rights of indemnification and insurance provided in Section 9 hereof and any vested benefits under any tax qualified pension or equity incentive compensation plans of the Corporation, the Corporation shall have no additional obligations under this Agreement.
(d)Options
Except as expressly stipulated in Section 7 hereof and as may be required to satisfy the minimum requirements of the ESA, there shall be no further grants of options as of the Date of Separation from Service, In the case of Executive’s Separation from Service due to Termination Without Cause or resignation for Good Reason any options which have not vested as of the Date of Separation from Service shall vest immediately upon the Date of Separation from Service. The Executive shall have the right to exercise all of vested options for 90 days following the Date of Separation from Service at which time any unexercised options will expire In the case of Executive’s Separation for Cause or voluntary resignation, any options which have not vested as of the Date of Separation from Service shall terminate for no consideration and be of no further force and effect as of the Date of Separation from Service and neither any period of notice nor any payment in lieu thereof upon Separation from Service hereunder shall be considered as extending the period of employment for the purposes of vesting of options notwithstanding anything to the contrary in any other agreement between the Corporation and the Executive, and the Executive hereby waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements.

In addition, notwithstanding anything contained in this Section 6 or elsewhere in this Agreement, in the event of Separation from Service due to death of the Executive, the estate of the Executive shall be entitled to exercise any options which have vested as at the date of death of the Executive, at any time during the period which is twelve (12) months following the date of death of the Executive at the end of which period such options will expire.
(e)Long Term Compensation
Except as expressly provided in Section 7 below, in the event of the Executive’s Separation from Service for any reason, all outstanding awards granted under any LTIP shall continue to be governed by the terms set forth in such LTIP and the applicable award agreement; provided that, with respect to awards granted under any LTIP that remain outstanding on the Date of Separation from Service, if the Executive’s Separation from Service occurs pursuant to Section 6(a) and the Executive is entitled to receive separation payments during the Severance Period in accordance with Section 6(a)(ii), then all such outstanding LTIP awards shall vest immediately upon the Date of Separation from Service. Except as may be required to satisfy the minimum requirements of the ESA, as of the Date of Separation from Service, there shall be no further awards granted under any LTIP and the Executive hereby waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements.
(f)No Further Entitlements
Except as expressly provided in this Section 6 and Section 7 below, in the event of the Executive’s Separation from Service for any reason, the Executive will not be entitled to receive any further payments, in lieu of notice or as damages for any reason whatsoever. Except as to any entitlement as expressly provided in this Agreement, the Executive hereby waives any claims the Executive may have against the Corporation for or in respect of common law notice or pay in lieu thereof on account of loss of office or employment.
(g)Release
Notwithstanding anything to the contrary in this Agreement, the payments and benefits described in Section 6(a) and vesting referred to in Section 6(e) above, other than the Accrued Payments and the minimum payments and benefits required to be provided to the Executive pursuant to the ESA, are conditional upon and will be paid following the Executive’s delivery of an executed copy of a release substantially in the form attached as Schedule “D” and provided that such release has become effective and irrevocable. The Executive shall execute and deliver such release within 30 days of the Date of Separation from Service.

7.Change in Control
(a)Definition
For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation on a consolidated basis to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act” and a “Group,” respectively); (ii) the approval by the holders of the outstanding voting power of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation; (iii) any person or Group shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate outstanding voting power of the Corporation and such person or Group actually has the power to vote such shares in any such election; (iv) the replacement of a majority of the Board over a twelve-month period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who were members of such Board at the beginning of such period; or (v) consummation of a reorganization, merger, consolidation or similar transaction involving the Corporation and/or any entity controlled by the Corporation, or a sale or other disposition of substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any entity controlled by the Corporation (each, a “Business Combination”) unless following such Business Combination the shareholders of the Corporation immediately prior to the Business Combination own at least 50% of the then-outstanding equity securities and of the combined voting power of the corporation or other entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such Business Combination, owns the Corporation or substantially all of the Corporation’s assets either directly or through one or more subsidiaries).
(b)Change-in-Control Benefits and Payments
In the event of the Executive’s Separation from Service due to termination by the Corporation Without Cause or by the Executive for Good Reason within the one (1) year period following a Change in Control, then subject to the Executive’s compliance with Section 6(g) and provided that the Executive complies with the Executive’s ongoing obligations that he maintains in favour of the Corporation (including without limitation, his fiduciary duties, and the covenants in Section 19 below and the Restrictive Covenants Agreement), the Executive shall be entitled to the following, notwithstanding anything else in this Agreement to the contrary:
(i)payments under Section 6(a) of this Agreement at the time and in the manner set forth therein;
(ii)all options which have not vested as of the Date of Separation from Service shall vest immediately upon such date and the Executive shall have the right to exercise all of such options for 90 days following such Date at which time any unexercised options will expire; and

(iii)all outstanding awards granted under any LTIP shall vest 100% and any payments under Section 6.2(b) of the LTIP shall be made as set forth therein except that the Target Bonus (as defined in the LTIP) shall vest 100%.
8.No Mitigation
Except as expressly provided herein, the Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Corporation pursuant to this Agreement. Except as otherwise provided herein, the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive’s employment or otherwise. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others.
9.Legal Fees; Indemnification; Liability Insurance
(a)To the fullest extent permitted by applicable law, in the event of any contest or dispute between the Corporation and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.
(b)During the Term and for so long as there exists liability thereafter, in the event that any claims or legal proceedings are commenced against the Executive with regard to the Executive’s ordinary and proper performance of his duties during the Term on behalf of the Corporation, the Corporation shall fully indemnify and save harmless the Executive (except in connection with the Executive’s gross negligence serious misconduct, )including in connection with damages, costs, fines, or penalties, and shall provide the Executive with legal representation or shall advance to the Executive reasonable legal fees and expenses as such fees and expenses are incurred by the Executive (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses).
(c)During the Term and for fifteen years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Corporation provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.
10.Restrictive Covenants
The Executive agrees to execute contemporaneously with his execution of this Agreement and comply with the confidentiality and non-solicitation agreement annexed hereto as Schedule “C” (the “Restrictive Covenants Agreement”), the terms of which are incorporated herein.

11.Injunctive Relief
It is impossible to measure in money the damages that will accrue to the Corporation or any of its affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Corporation or any of its affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Corporation or any of its affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Corporation or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Corporation or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Corporation’s or any of its affiliates’ right to require the Executive to account for and pay over to the Corporation or any of its affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.
12.Forum Selection; Statutory Claims
(a)Forum Selection
The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of the employment relationship between the Executive and the Corporation shall be filed, tried and litigated only in a federal or provincial court located in Ontario, Canada. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction or proper venue by such court.
(b)Statutory Claims
Nothing in this Section 12 limits any rights or entitlements that the Executive has to bring proceedings under any applicable statute.
13.Miscellaneous
(a)Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service or via email and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Corporation:
c/o Open Text Corporation
275 Frank Tompa Drive Waterloo, Ontario
Canada N2L 0A1
Attn: Michelle Berry, EVP, Chief Human Resources Officer
Email: mberry@opentext.com
If to the Executive:
Attn: Ayman Antoun (Address on file)
Email: aantoun65@gmail.com
or to such other address as any party hereto may designate by notice to the others.
(b)This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment.
(c)This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
(d)The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
(e)The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Corporation that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Corporation that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.
(f)This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.
(g)The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Corporation to assume this Agreement in the same manner and to the same extent that the Corporation would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Corporation” shall mean both the Corporation as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(h)Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Corporation shall be implied by the Corporation’s forbearance or failure to take action.
(i)The Corporation may withhold from any amounts payable to the Executive hereunder all federal, state, provincial, city or other taxes that the Corporation may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(j)This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without reference to its principles of conflicts of law.
(k)This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.
(l)The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
14.Disclosure
During the Term, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, the Corporation or to any of its suppliers or customers.
15.Return of Materials
All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries, Affiliates, and Associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such subsidiary, Affiliate or Associate, as the case may be. On termination of the Executive’s employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.
16.Resignation of Directorships, etc.
The Executive agrees that after Separation from Service, he will, at the request of the Board, tender his resignation from any position he may hold as an officer or director of the Corporation or any of its subsidiaries, Affiliates or Associates, and the Executive further covenants and agrees, if so requested by the Board, not to stand for re-election to any office of the Corporation or any of its subsidiaries, Affiliates or Associates at any time following termination of the Executive’s employment hereunder.
17.No Derogation
Nothing herein derogates from any rights the Executive may have under applicable law, except as set out in this Section. The parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive are in full satisfaction of any rights or entitlements the Executive may have as against the subsidiaries, Affiliates and Associates of the Corporation as a result of the termination of his employment with such subsidiaries, Affiliates or Associates.
18.Currency
All currency referenced herein is expressly provided for in either US or CAD dollars.
19.Non-Disparagement
Each of the parties to this Agreement covenants and agrees not to engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the other party, which for the purposes of the Corporation, includes its subsidiaries, Affiliates or Associates or its and their management. For the sake of clarity, nothing in this Section 19 shall prohibit statements or remarks made in the good faith performance of the Corporation or Executive’s obligations under this Agreement or in accordance with applicable law.
20.No Set-Off
The existence of any claim, demand, action or cause of action of the Executive against the Corporation, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Corporation of any covenant or agreement of the Executive contained herein.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Executive
/s/ Ayman Antoun
Ayman Antoun

Open Text Corporation
/s/ Michael Acedo
Name:	Michael Acedo
Title:	EVP, Chief Legal Officer & Corporate Secretary

Schedule A
Equity Ownership Guidelines
EQUITY OWNERSHIP GUIDELINES
In a continuing effort to align the interests of the Executives of the Corporation, with the interest of Corporation’s shareholders, the Board has established the following recommended Equity Ownership guidelines (the “Guidelines”).
COVERED EXECUTIVES
The Guidelines cover the Corporation’s CEO, all NEO’s (Named Executive Officers), and the Executive Leadership Team (the “Covered Executives”).
OWNERSHIP GUIDELINES
The Board recommends that the Covered Executives achieve the equity ownership levels within five (5) years after the date of his/her qualifications as a Covered Executive, and (ii) hold such number of common shares or share equivalents recommended for so long as they are Covered Executives.

Executive Title	Required Equity Ownership
CEO	6x base salary
Executive Leadership Team	2x base salary
Covered Executives may achieve these Guidelines through the exercise of stock option awards, purchases under the Open Text Employee Stock Purchase Plan (“ESPP”), through an open market purchase made in compliance with applicable securities laws or through any equity plan(s) the Corporation may adopt from time to time. Until the Guideline is met, it is recommended that a Covered Executive retains a portion of any stock option exercise or LTIP award in common shares of the Corporation to contribute to these Guidelines.
For the purpose of compliance with the Guidelines, the common shares will be valued at the greater of their book value (i.e., purchase price) and the current market value. The Compensation Committee of the Board will review the recommended executive ownership guideline achievement levels on an annual basis.

Schedule B
Benefits
The Executive will be eligible for a Perquisite Allowance (“Benefits”) to be enjoyed by the Executive during the term of this Agreement which can be used towards the following (but are not limited to the items below):
(i)reimbursement of reasonable cell phone expenses consistent with corporate policy;
(ii)Financial Planning reimbursement of up to US$10,000 per calendar year, which may be used for reimbursement of the following types of services or fees:
•Financial planning
•Tax planning
•Estate planning
•Additional Life Insurance
(iii)    For Executive Health Physical benefit provides up to US$15,000 per calendar year. The reimbursement can be applied to medical expenses related to an annual physical provided by a licensed medical professional that are not covered by the Executive’s private health insurance.

Schedule C
RESTRICTIVE COVENANTS AGREEMENT
As an employee of Open Text Corporation, which for the purpose of this Restrictive Covenants Agreement, includes any related or affiliated company of Open Text Corporation (the “Corporation”):
A.     I understand and agree that I have a responsibility to protect and avoid the unauthorized use or disclosure of Confidential Information of the Corporation; and
B.     I have a responsibility not to solicit or entice away from the Corporation any customer of the Corporation or any employee of the Corporation.
I.    Confidential Information. For purposes of this Agreement, the term “Confidential Information” means confidential or proprietary information or material in whatever form, both existing and contemplated, regarding the Corporation which I obtained from the Corporation, or which learned, discovered, developed, conceived or created during the Term, including without limitation, information which relates to the business or to assets of the Corporation. Confidential Information includes, but is not limited to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures, product information, research and development information, lists of clients and other information related thereto, financial data and information, business plans and processes, and any other information of the Corporation that the Corporation informs me, or which I should know by virtue of my position or the circumstances in which I learned it, is to be kept confidential. Confidential Information also includes information obtained by the Corporation in confidence from its employees, vendors or its clients. Confidential Information may or may not be labeled as “confidential”. If I am unsure as to whether information is “confidential”, I will ask my Reporting Manager for assistance.
Confidential Information does not include any information that has been made generally available to the public through no fault of my own. It also does not include any general technical skills or general experience gained by me during my employment with the Corporation. I understand that the Corporation has no objection to my using these skills and experience in any new business venture or employment following the cessation of my employment with the Corporation.
I recognize and acknowledge that in the course of my employment with the Corporation I may obtain knowledge of confidential and proprietary information of a special and unique nature and value and I may become familiar with trade secrets of the Corporation relating to the conduct and details of the Corporation’s business. While I am employed by the Corporation and for a period of three years following the cessation of my employment I agree:
A.     To keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged,

published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Corporation), and shall faithfully do all in my power to assist the Corporation in holding in secrecy all of the Corporation’s Confidential Information as defined above.
B.     To keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Corporation) any and all secrets or Confidential Information related to the Corporation’s activities or affairs which I now know or which are hereafter disclosed or made known to me or otherwise learned or acquired by me, including information respecting the business affairs, prospects, operations or strategic plans respecting the Corporation, which knowledge I gain in my capacity as an employee of the Corporation and which knowledge is not publicly available or disclosed.
II.     Definitions
For clarity, all capitalized terms not defined in this Restrictive Covenants Agreement shall have the meaning ascribed in the Agreement. The term “Agreement” herein refers to the attached Employment Agreement with the Corporation and its Schedules, including this Restrictive Covenants Agreement.
“Business” means any business engaged in or business activity involving the research, design, development, production or manufacture of products, processes and/or services competitive with the Corporation’s products, processes or services for which I had any responsibilities or duties, involvement, supervisory authority or access to Confidential Information during employment with the Corporation, or the marketing, selling or provision of such Corporation’s products, processes and/or services to companies and/or governmental entities in competition with the Corporation.
“Restricted Period” means my period of employment with the Corporation and the period of eighteen (18) months following the Termination Date.
III.     Non-Competition
I agree that, during the Restricted Period, I shall not, whether individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, perform services for, or establish, control, own a beneficial interest in, or be otherwise commercially involved in any activity or business within Canada that competes with the Corporation in the Business. Notwithstanding the foregoing, I acknowledge that I may at any time hold not more than one percent (1%) of the common stock of a publicly traded corporation.

IV.     Agreement Not to Solicit.
I agree that during the Restricted Period, I shall not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, contractor, employer, employee, or in any other manner, directly or indirectly solicit business from any customer, client or supplier of the Corporation, on behalf of a person, entity or corporation operating a business which competes with the Corporation in the Business; and nor shall I engage in the solicitation of or attempt persuade any customer, client or supplier of the Corporation to discontinue or alter its business or relationship with the Corporation. Notwithstanding the foregoing, for the portion of the Restricted Period that follows the Date of Separation from Service, the terms “customer”, “client” and “supplier” in this Section refer only to those customers, clients and suppliers with which I had business contact through my work for the Corporation or about which I obtained Confidential Information, in any case during the twenty-four (24) month period immediately preceding the Date of Separation from Service.
I agree that during the Restricted Period, I shall not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, contractor, employer, employee, or in any other manner, directly or indirectly solicit, entice away or in any other manner persuade or attempt to persuade any employee, consultant or contractor of the Corporation to discontinue or alter its employment, engagement or relationship with the Corporation. Notwithstanding the foregoing, for the portion of the Restricted Period that follows the Date of Separation from Service, the terms “employee”, “consultant” or “contractor” in this Section refer only to those employees, consultants or contractors with whom or which I had business contact or whom I supervised through my work for the Corporation or about whom I obtained Confidential Information, in any case during the twenty-four (24) month period immediately preceding the Date of Separation from Service.
V.     Return of Documents.
Upon the cessation of my employment with the Corporation for any reason, I agree to return to the Corporation all records, documents, memoranda, or other papers, copies or recordings, tapes, disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes as are in my possession or control. I acknowledge and agree that all such items are strictly confidential and are the sole and exclusive property of the Corporation.
VI. General.
A.     I further represent and warrant that I have not entered into any Agreement with any previous or present employer which would prevent me from accepting employment with the Corporation or which would prevent me from lawfully executing this Agreement.
B.     I understand that the obligations outlined in this Agreement are the concern and responsibility of all employees of the Corporation. I agree to report in writing any violations of these policies to my manager or to the EVP, Chief Human Resources Officer.

C.     All the provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with its terms.
D.     This Agreement and all the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and in the courts of the Province of Ontario there shall be exclusive jurisdiction to determine all disputes relating to this Agreement and all the rights and obligations created hereby. I hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.
E.    I acknowledge that my employment with the Corporation is contingent on my acceptance and my observance of this Agreement, and that such employment is adequate and sufficient consideration to bind me to all of the covenants and agreements made by me under this Agreement.

Print Name of Witness	Print Name of Employee

Signature of Witness	Signature of Employee

Date: _________________________

Schedule D
General Release
1.Release of Claims and Waiver of Rights.
(a)In consideration of any payments and benefits being provided to me under Section 6(a) of the employment agreement with an effective date of April 20, 2026 (the “Agreement”), as it may have been amended to the date hereof, between me and Open Text Corporation (the “Company”), those payments and benefits being good and valuable consideration, the adequacy and sufficiency of which are acknowledged by me (the “Payments”), I, Ayman Antoun, do for myself and my heirs, executors, administrators and assigns (hereinafter collectively referred to as “I”), forever release, remise and discharge the Company, its parent company, and their respective subsidiaries, affiliates, and related entities, and each of their respective present and past respective officers, directors, employees, volunteers, agents, predecessors, successors and assigns (hereinafter collectively referred to as the “Releasee”), jointly and severally from any and all actions, causes of actions, suits, applications, complaints, debts, dues, accounts, bonds, covenants, contracts, torts, claims and demands whatsoever, whether now known or unknown, which against the Releasee I ever had, now have, or may hereafter have by reason of any cause whatsoever existing up to and including the date of this Release (the “Claims”), which include without limitation, any and all Claims:
(i)arising in or out of or in any way connected with my employment with the Company (and, if applicable, any other Releasee), or the termination of such employment, including without limitation, any and all Claims for damages, salary, wages, notice, pay in lieu of notice, termination pay, severance pay, wrongful dismissal, vacation pay, overtime pay, holiday pay, commissions, bonuses, expenses, reimbursements, allowances, long-term or short-term or other incentive compensation or opportunities, equity-based or related compensation, privacy breaches, savings plans, pension plans, insurance or benefits;
(ii)arising under or in any way related to any tortious or bad faith conduct by or breach of contract with any of the Releasee;
(iii)of discrimination, harassment, or failure to accommodate;
(iv)of reprisal or for reinstatement; and
(v)under any legislation relating to my employment with the Company or its affiliates, including without limitation, the Ontario Employment Standards Act, 2000, Human Rights Code, Occupational Health and Safety Act,

Workplace Safety and Insurance Act, 1997, Pensions Benefits Act, and Pay Equity Act, each as amended or replaced (such legislation together referred to herein as the “Employment Legislation”).
(b)I expressly acknowledge and agree that, other than the monies payable or benefits to be provided to me in accordance with the Letter, no compensation or other payments or benefits of any nature are due and owing to me by the Releasee and that I have no Claims of any nature or kind to any entitlement whatsoever arising under or from any contract, plan or policy offered by the Releasee. I further acknowledge and agree that the consideration provided to me by the Releasee is inclusive of, and exceeds, any payments, benefits, allowances or obligations prescribed by applicable legislation, including, without limitation, the Employment Legislation. I acknowledge, confirm and agree that I am aware of and have fully considered my rights under the Employment Legislation and I am not presently asserting that any rights under the Employment Legislation have been infringed. I agree that this Release shall operate conclusively as an estoppel in the event of any such Claims and may be pleaded accordingly.
(c)I covenant and agree to save harmless and indemnify the Releasee from and against all claims, charges, taxes, interest, penalties or demands (i) which may be made by the Canada Revenue Agency or other government agency requiring the Releasee to pay income tax, charges, taxes, interest or penalties under the Income Tax Act (Canada), as amended or replaced, or under any applicable provincial legislation, in respect of income tax payable by me in excess of income tax previously withheld; and (ii) which may be made under the provisions of or regulations made under the Employment Insurance Act or the Canada Pension Plan, each as amended or replaced, with respect to any amounts which may in the future be found to be payable by the Releasee in respect of payments made pursuant to the Agreement.
(d)This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. I agree not to make any Claim or take any proceeding against any person or corporation who might claim, pursuant to the provisions of any applicable statute or otherwise, contribution or indemnity from any Releasee.
(e)This Release shall not apply to any rights in the nature of indemnification or payments under applicable directors and officers insurance policies which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any pension plan of the Company or its affiliates. Notwithstanding anything to the contrary contained in this Section 1, I do not release any of the Releasees from the Company’s obligation to timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Agreement, or any other obligations of the Company under the Agreement.
2.Representations and Covenants. I hereby represent and agree to all of the following:
(a)Execution of this Release and the Release is a condition to the Payments only to the extent that the Payments exceed my statutory entitlements.
(b)There are no pending lawsuits, charges, employee dispute resolution proceedings, administrative proceedings or other claims of any nature whatsoever, that I have brought (and which are pending) against any Releasee, in any provincial or federal court, before any agency or other administrative body or in any other forum.
(c)I am not aware of any material violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials.
(d)If I violate my obligations under the Agreement and such violation causes material harm to the Company, I understand that, in addition to other relief to which the Company may be entitled, the Company shall be entitled to cease providing the Payments and benefits provided to me pursuant to Section 1 above unless such violation is cured (if capable of being cured) within 30 days of notification by the Company to me of such violation (and, following such cure, all suspended payments shall be made in a single lump sum), or otherwise required pursuant to Employment Legislation, and this Release will remain in full force and effect.
(e)If any provision of this Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this Release in full force and effect.
(f)I acknowledge and agree that I am executing this Release with full knowledge of any and all rights which I may have with respect to the Releasee and that I have been given sufficient time to consider my actions and have had the opportunity to receive independent legal counsel. I am satisfied with the information provided to me and have no outstanding requests for information from the Releasee. I acknowledge that I am not relying and have not relied on any representation made by the Releasee with regard to my rights or asserted rights in this matter and I hereby assume the risk of any mistake of fact in connection with the true facts involved in said matter and with regard to any facts which are unknown to me relating thereto. I further acknowledge that, other than the consideration promised, no representation of fact or opinion, threat or inducement has been made or given by the Releasee to induce the signing of this Release.

(g)This Release is governed by the laws of the province of Ontario and the laws of Canada applicable in such province. This Release may be executed and delivered in electronic form and the electronic form of such Release shall be deemed to be an original.
I have executed this Release this evidencing my agreement.

Date:
Ayman Antoun